Exhibit 10.1

Whitney Holding Corporation

PERFORMANCE-BASED  RESTRICTED  STOCK  UNIT  AGREEMENT

Non-transferable

G R A N T   T O

(“Grantee”)

by Whitney Holding Corporation (the “Corporation”) of Performance-Based Restricted Stock Units (the “Units”) representing the right to receive, on a one-for-one basis, shares of the Corporation’s no par value common stock (“Shares”), pursuant to and subject to the provisions of the Whitney Holding Corporation 2007 Long-Term Compensation Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).

The target number of Units subject to this award is _________ (the “Target Award”).  Depending on the Corporation’s composite percentile ranking as compared to a select group of Peer Banks listed in Exhibit B in the categories of Total Shareholder Return (“TSR”) and Return on Equity (“ROE”) for the three-year period ending December 31, 2010, Grantee may earn up to 200% of the Target Award, in accordance with the performance matrix attached hereto as Exhibit A.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan, and to acknowledge that he or she has received a copy of the Plan and the Plan’s Prospectus.  Grantee further agrees that the Committee shall not be liable for any determination made in good faith with respect to the Plan or the terms of this Agreement.

IN WITNESS WHEREOF, Whitney Holding Corporation, acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Grant Date.

WHITNEY HOLDING CORPORATION By:	Grant Date: June 24, 2008 Accepted by Grantee:

TERMS AND CONDITIONS

1.           Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.  In addition, for purposes of this Agreement:

(i)
Total Shareholder Return (“TSR”) and Return on Equity (“ROE”) are non-GAAP financial measures for the Corporation for a given year.  ROE is reflected in the Corporation’s year-end earnings release and TSR will be determined by applying a standard calculation methodology.

(ii)
Performance Cycle means the period beginning on January 1, 2008 and ending on December 31, 2010, or, if a Change in Control occurs prior to December 31, 2010, the period beginning on January 1, 2008 and ending on the December 31 next preceding the date of the Change in Control.

(iii)	Peer Banks, for each year in the Performance Cycle, means the bank peer group designated on Exhibit B attached hereto.

(iv)
Prorated Target Award means, in the case of Grantee’s termination prior to the Vesting Date due to death, Disability, Retirement or involuntary severance without Cause, the Target Award multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the date of such termination of employment and the denominator of which is 1095.

(v)	Vesting Date means the earlier of June 24, 2011 or the occurrence of a Change in Control.

2.           Vesting of Units.  The Units subject to the Target Award (or the Prorated Target Award, if applicable) will be adjusted based on the performance of the Corporation as provided on Exhibit A attached hereto, and will vest and become nonforfeitable on the Vesting Date, provided that Grantee is employed by the Corporation or any of its Affiliates on the Vesting Date or has incurred a prior termination of employment due to death, Disability, Retirement or involuntary severance without Cause.  If Grantee’s employment terminates prior to the Vesting Date for any reason other than Grantee’s death, Disability, Retirement or involuntary severance without Cause, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Corporation without further consideration or any act or action by Grantee.  Any Units that fail to vest in accordance with the terms of this Agreement will be forfeited and reconveyed to the Corporation without further consideration or any act or action by Grantee.

3.           Conversion to Shares.  Subject to the following sentence, the Units that vest will be converted to actual Shares (one Share per vested Unit) as soon as practicable after the Vesting Date (the “Conversion Date”), but in no event later than December 31 of the year in which the Vesting Date occurs.  Shares will be registered on the books of the Corporation in Grantee’s name as of the Conversion Date and delivered to Grantee as soon as practical thereafter, in certificated or uncertificated form, as Grantee shall direct.

4.           Dividend Equivalents.  If and when cash dividends or other cash distributions are declared with respect to the Shares while the Units are outstanding, the dollar amount of such dividends or distributions (“Dividend Equivalents”) with respect to the number of Shares then underlying the Target Award (or the Prorated Target Award, if applicable) will be paid to Grantee in the form of cash, or if made available by the Corporation and at the election of Grantee, reinvested under a stockholder investment service agreement on the date such dividend or distribution is paid to shareholders of the Corporation.  Shares purchased with reinvested dividends shall not be restricted, and are not subject to the performance-based aspects of this Agreement.  Grantee shall have no right to Dividend Equivalents with respect to Units that are forfeited, or with respect to any Units in excess of the Target Award (or the Prorated Target Award, if applicable).

5.           Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Units or in any Dividend Equivalents may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Corporation or an Affiliate.  Neither the Units nor any accumulated Dividend Equivalents may be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

6.           Limitation of Rights.  The Units do not confer to Grantee or Grantee’s Beneficiary, executors or administrators any rights of a stockholder of the Corporation unless and until Shares are in fact issued to such person in connection with the Units.  Nothing in this Agreement shall interfere with or limit in any way the right of the Corporation or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Corporation or any Affiliate.  This Award is not a promise that additional awards will be made to Grantee in the future.

7.           Payment of Taxes.  The Corporation or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units or Dividend Equivalents.  The withholding requirement may be satisfied, in whole or in part, at the election of the Corporation’s Chief Financial Officer, by withholding from the settlement of the Units Shares having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Chief Financial Officer establishes.  The obligations of the Corporation under this Agreement will be conditional on such payment or arrangements, and the Corporation, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8.           Restrictions on Issuance of Shares.  If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.           Plan Controls.  The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan.  Without limiting the foregoing, the terms and conditions of the Units, including the number of shares and the class or series of capital stock which may be delivered upon settlement of the Units, are subject to adjustment as provided in Article V of the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

10.           Notice.  Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Corporation must be addressed to Whitney Holding Corporation, 228 St. Charles Avenue, New Orleans, LA 70130; Attn: General Counsel, or any other address designated by the Corporation in a written notice to Grantee.  Notices to Grantee will be directed to the address of Grantee then currently on file with the Corporation, or at any other address given by Grantee in a written notice to the Corporation.

EXHIBIT A

General

The Units will vest and become nonforfeitable on Vesting Date, based on the Corporation’s composite percentile ranking in TSR and ROE within a group of Peer Banks over the Performance Cycle, as described below, and provided that Grantee is employed by the Corporation or any of its Affiliates on the Vesting Date or has incurred a prior termination of employment due to death, Disability, Retirement or involuntary severance without Cause.  If Grantee’s employment terminates prior to the Vesting Date due to death, Disability, Retirement or involuntary severance without Cause, the Target Award will be adjusted to the Prorated Target Award, but conversion of the Units to Shares in that event will not occur until the normal Conversion Date, and will be based on actual performance through the Performance Cycle.

Performance Measurement Formula
As soon as practical after the end of each calendar year of the Performance Cycle, (i) the Committee will certify the Corporations TSR and ROE for that year against similar performance results for each Bank comprising the 2008 Peer Bank Group and a percentile ranking will be determined in each performance category for the year; (ii) using annual percentile rankings in each performance category for the three calendar years comprising the Performance Cycle, an average percentile ranking for each performance category shall be calculated; (iii) the average percentile ranking in the TSR performance category shall be weighted 60% and the average percentile ranking in the ROE performance category shall be weighted 40%; (iv) the weighted result in each performance category shall be added together.  As soon as practical after the end of the Performance Cycle, the Committee shall certify the Corporations average composite percentile ranking over the entire Performance Cycle and determine the number of Units (expressed as a percentage of Grantee’s Targeted Award, or Prorated Target Award if applicable) that will vest on the Vesting Date and be converted to shares of Common Stock on the Conversion Date, in accordance with the  table which appears on the following page:

(Exhibit A continued)

PERFORMANCE BASED RESTRICTED STOCK UNIT
PERFORMANCE ADJUSTMENT MATRIX

3-Yr Percentile Rank	% of Target
90 to 100	200
88	195
86	190
84	185
82	180
80	175
78	170
76	165
74	160
72	155
70	150
68	145
66	140
64	135
62	130
60	125
58	120
56	115
54	110
52	105
50	100
48	94
46	88
44	82
42	76
40	70
38	64
36	58
34	52
32	46
30	40
28	34
26	28
25	25
<25	0

Change in Control:  Notwithstanding the above, upon the occurrence of a Change in Control, the Performance Cycle will be deemed to have terminated as of the December 31 next preceding the date of the Change in Control, and the Units will be deemed earned and vested at the higher of the Target Award (or Prorated Target Award, if applicable) or the number of Units that would have been earned based on the Corporation’s actual TSR and ROE performance during such shortened Performance Cycle.

Exhibit B

2008
WNB PEER BANK GROUP

BANK NAME	TICKER	ASSET SIZE *
Synovus Financial Corp	SNV	33,018
The Colonial BancGroup, Inc.	CNB	25,976
Associated Banc-Corp	ASBC	21,592
BOK Financial Corporation	BOKF	20,840
Webster Financial Corp.	WBS	17,202
First Citizens BancShares, Inc.	FCNCA	16,212
Commerce Bancshares, Inc.	CBSH	16,205
TCF Financial Corporation	TCB	15,977
Fulton Financial Corporation	FULT	15,923
City National Corporation	CYN	15,889
The South Financial Group Inc.	TSFG	13,878
Citizens Republic Bancorp, Inc.	CRBC	13,506
Cullen/Frost Bankers, Inc.	CFR	13,485
BancorpSouth, Inc.	BXS	13,190
Susquehanna Bancshares, Inc.	SUSQ	13,078
Valley National Bancorp	VLY	12,749
Wilmington Trust Corp	WL	11,486
FirstMerit Corporation	FMER	10,401
Wintrust Financial Corp	WTFC	9,369
UMB Financial Corp	UMBF	9,343
Trustmark Corporation	TRMK	8,967
United Community Banks Inc	UCBI	8,207
First Midwest Bancorp, Inc.	FMBI	8,092
Hancock Holding Company	HBHC	6,056

                                                                                * billion

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